Exhibit 23.3

Consent of Qualified Person

In accordance with the requirements of Regulation S-K 1300 Modernization of Property Disclosures §229.1302(b)(4)(iv)

Report Description

Report titled “Technical Report Summary of a Definitive Feasibility Study of the Carolina Lithium Project in North Carolina”
(“Report”)

Piedmont Lithium Inc.
(“Company”)

Carolina Lithium Project
(“Deposit”)

January 25, 2022
(“Date of Report”)

Statement

I, Dr. Steven Keim, PE, of Marshall Miller and Associates confirm that:

•	In connection with any Securities Act filings or Exchange Act report and any amendment, supplement, or exhibit thereto, I consent to:

o
The filing and use of the Technical Report Summary titled “Technical Report Summary of a Definitive Feasibility Study of the Carolina Lithium Project in North Carolina” (“TRS – Definitive Feasibility Study”) with an effective date of January 25, 2022; and,

o
The use of the Marshall Miller and Associates name, including our status as an expert or Qualified Person (as defined in Subpart 1300 of Regulation S-K promulgated by the Securities and Exchange Commission) in connection with the TRS – Definitive Feasibility Study; and,

o
The information derived, summarized, quoted or reference from the TRS – Definitive Feasibility Study, or portions thereof, that were prepared by us, that we supervised the preparation of and/or that was reviewed or approved by us, that is reported or incorporated by reference into a Security Act filing.

•	I have read and understood the requirements of the Regulation S-K 1300 Modernization of Property Disclosures.

•	I am a Qualified Person as defined by Regulation S-K, and to the activity for which I am accepting responsibility.

•	I have reviewed the Technical Report Summary to which this Consent Statement applies.

•
I am a full time employee of Marshall Miller & Associates. and have been engaged by Piedmont Lithium Inc. to prepare the documentation for the Carolina Lithium Project on which the Report is based, for the period ended on 25 January 2022.

I verify that the Report is based on and fairly and accurately reflects in the form and context in which it appears, the information in my supporting documentation relating to:

•	Section 1 – Executive Summary
•	Section 2 – Introduction
•	Section 3 – Property Description
•	Section 4 – Accessibility, Climate, Local Resources, Infrastructure, Physiography
•	Section 5 – History
•	Section 6 – Geological Setting, Mineralization, and Deposit
•	Section 12 – Ore Reserve Estimates
•	Section 13 – Mining Methods
•	Section 15 – Infrastructure
•	Section 17 – Environmental Studies and Permitting
•	Section 18 – Capital and Operating Costs
•	Section 20 – Adjacent Properties
•	Section 22 – Interpretation and Conclusions
•	Section 23 – Recommendations
•	Section 24 – References
•	Section 25 – Reliance on Information Provided by the Registrant

CONSENT

I consent to the filing of the Technical Report Summary by Piedmont Lithium Inc. (“Reporting Company”)

Additional Reports related to the Deposits for which the Qualified Person signing this form is accepting responsibility:

•	The Reporting Company’s Quarterly Reports for the next 12 months;

•	The Reporting Company’s Investor Presentations for the next 12 months;

•	The Reporting Company’s future press releases for the next 12 months, until such time that the Report is superseded or this consent is otherwise withdrawn;

•	The Reporting Company’s exhibition booths at any conferences for the next 12 months; and

•
Any other releases, presentations and promotional material made by the Reporting Company during the next 12 months, until such time that the exploration target included in the Report is superseded or this consent is otherwise withdrawn.

/s/ Steven A. Kiem	January 25, 2022
Signature of Competent Person Society for Mining, Metallurgy & Exploration, Inc.	Date 4151568RM
Professional Membership /s/ Kevin M. Andrews	Membership Number Kevin M. Andrews Blacksburg, VA (USA)
Signature of Witness	Print Witness Name